Exhibit 99.2

BLASTGARD INTERNATIONAL ELECTS NOT TO ACQUIRE

INNOVATIVE COMPOSITES INCORPORATED

Clearwater, Fl October 26, 2007 – BlastGard International, Inc. (OTCBB: BLGA), the creator of blast-mitigation products and services, has notified Innovative Composites, Incorporated (Innovative), a Michigan based development stage corporation doing business in the composites industry and engaged in the design, engineering and manufacturing of continuous fiber reinforced thermoplastics that BlastGard does not intend to exercise its option to acquire Innovative pursuant to the Agreement and Plan of Merger and Reorganization. After the completion of our due diligence and discussion with the Board of Directors, BlastGard elected not to proceed with the acquisition and a formal demand for the repayment of our loan in the principal amount of $140,000, plus interest at the rate of 8% per annum was delivered to Innovative on October 22, 2007.

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400